Exhibit 10.09

EXCLUSIVE LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the "Agreement") is entered into by and between THE JOHNS HOPKINS UNIVERSITY, a Maryland corporation having an address at 3400 N. Charles Street, Baltimore, Maryland, 21218-2695 ("JHU”) and Signpath Pharma, ("LICENSEE"), a Pennsylvania co oration having an address at 1375 California Road, Quakertown, PA 18951 and is effective on the 5th day of June 2013 ("EFFECTIVE DATE"), but If none stated, then on the date of the last signature affixed.

RECITALS

A valuable invention or inventions listed and described in Exhibit A ("INVENTION") was/were developed during the course of research conducted by the inventors listed on Exhibit A (all hereinafter, "INVENTORS"). JHU has acquired through assignment all rights, title and interest of said INVENTORS in said valuable INVENTION and the related PATENT RIGHTS. JHU desires that the INVENTION be perfected and marketed as soon as possible so that resulting products may be available for public use and benefit.

JHU and LICENSEE understand and accept that the availability of LICENSED PRODUCTS and LICENSED SERVICES at affordable prices to poor segments of the world's populations is an important objective of the parties.

LICENSEE desires to obtain certain rights in such INVENTIONS as herein provided, and to commercially develop, manufacture, use and distribute products and processes based upon or embodying said valuable INVENTIONS.

1.                DEFINITIONS

All references to particular Exhibits, Articles or Paragraphs shall mean the Exhibits to, and Paragraphs and Articles of, this Agreement, unless otherwise specified. Any reference herein to any defined term shall include both the singular and the plural, whether or not both forms are included in the reference. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1             ''AFFILIATED COMPANY" shall mean any corporation, company, partnership, joint venture or other entity, which controls, is controlled by or is under common control with LICENSEE. For purposes of this Paragraph control shall mean the direct or indirect ownership of at least fifty percent (50%).

1.2            “EFFECTIVE DATE" of this License Agreement shall mean the date stated above at the beginning of this Agreement, but if none is stated, then it shall mean the last date that this Agreement was signed by JHU and LICENSEE.

1.3             "EXCLUSIVE LICENSE" means that, subject to specific limitations in this Agreement, and subject to rights retained by the United States Government, if any, JHU grants to LICENSEE all of JHU's rights under the LICENSED PATENT(S) in the LICENSED FIELD of USE in the LICENSED TERRITORY.

    1.4             “FIRST COMMERCIAL SALE” shall mean the first transfer by a LICENSEE, AFFILIATED COMPANY or SUBLICENSEE of a LICENSED PRODUCT or LICENSED SERVICE for value, but shall not include a transfer of materials for the purpose of use in a clinical trial, where the consideration received is intended to cover the manufacturing cost of the materials.

    1.5             “JHU REF. NUMBER” shall mean the JHU Technology Transfer Office case number or numbers, shown on Exhibit A, to which the LICENSED PATENTS pertain. It is used for JHU reference only.

    1.6           “JHU INDEMNITEES” means JHU, The Johns Hopkins Hospital, The Johns Hopkins Health System Corporation (JHHS), and their affiliated entities, their present and former trustees, officers, INVENTORS, agents, faculty, employees and students.

    1.7           "LICENSED FIELD of USE" shall be as described on EXHIBIT A.

1.8             “LICENSED PATENT” means the JHU Patent Applications and issued Patents listed on Exhibit A, and any foreign patent application corresponding thereto, and any divisional, continuation, or reexamination application, and each patent that issues or reissues from any of these patent applications. Any claim of an unexpired LICENSED PATENT is presumed to be valid unless it has been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken. “LICENSED PATENT” excludes any continuation-in-part (CIP) patent application or patent.

1.9             “LICENSED PRODUCT” shall mean any process or method, material, compositions, drug, or other product, created or developed using INVENTIONS, or for which the development, manufacture, use or sale, if done by a third party without rights under the LICENSED PATENT(S), would constitute an infringement of a claim of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

1.10             “LICENSED SERVICE” includes any service or services, including the manufacture of any product or the use of any product or composition, performed by LICENSEE for any third party using or incorporating the INVENTIONS, or which, if done by a third party without rights under the LICENSED PATENT(S), would constitute an infringement of a claim of PATENT RIGHTS (infringement shall include, but is not limited to, direct, contributory, or inducement to infringe).

    1.11             “LICENSED TERRITORY” shall be that territory described on EXHIBIT A.

1.12             “NET REVENUES” whether they be NET SALES REVENUES OR NET SERVICE REVENUES shall include everything of value received by LICENSEE, AFFILIATED COMPANIES and SUBLICENSEE(S) for the sale, license, lease or other transfer of LICENSED PRODUCTS, or the performance of LICENSED SERVICES. Consideration includes but is not limited to currency, equity, intangible rights, services and other things of value provided or received as part of the transaction for LICENSED PRODUCTS or LICENSED SERVICES, the fair value of which must be included to determine NET REVENUES. NET REVENUES may be calculated using the accrual or cash method, but such calculation must be consistent from month to month and year to year, and must be the same method used by LICENSEE for all similar transactions, or if none, the same method used generally by LICENSEE in reporting its business activity for United States federal tax purposes.

NET REVENUES may exclude the following items, but only to the extent that they are included in gross revenue, and are separately billed to purchaser, and paid or remitted by LICENSEE to third parties:

(i)           import, export, excise and sales taxes, custom duties, and shipping charges;

(ii)           costs of packing, insurance covering damage during shipping, and transportation from the place of manufacture to the customer's premises or point of installation
.
In the event that a LICENSED PRODUCT is sold in combination with other ingredients or substances or as part of a kit, NET REVENUES shall be the revenues and fees received from the entire combination or kit.

In the event that a LICENSED SERVICE is provided in combination with other services or results in the production of a kit or package, NET REVENUES shall be the revenues and fees received for all services, or for the entire combination, kit or package.

1.13            “NET SALES REVENUES” shall mean NET REVENUES derived from the sale of LICENSE PRODUCTS, where a sale includes any license of use, lease, sale or other transfer of rights to the LICENSED PRODUCT.

1.14             “NET SERVICE REVENUES” SHALL mean NET REVENUES derived from the sale or performance of LICENSED SERVICES.

1.15             “PATENT COSTS” are all costs of prosecuting and maintaining any LICENSED PATENT, including reasonable attorneys' fees or costs paid or incurred, and expenses paid or incurred for filing, maintenance, annuities, translation, cost of defending or protecting a patent from infringement, or other costs directly related to LICENSED PATENT prosecution and protection.

1.16             “PATENT RIGHTS” are those rights granted to LICENSEE under LICENSED PATENT(S).

1.17             “SUBLICENSEE” shall mean any person or entity other than an AFFILIATED COMPANY to which LICENSEE has granted a sublicense under this Agreement.

1.18             “SUBLICENSING INCOME” includes everything of value received by LICENSEE in consideration for any sublicense which includes rights to any LICENSED PATENTS licensed herein. It is the total amount received, regardless of whether or not the sublicense includes intellectual property in addition to the LICENSED PATENTS, and includes the sublicense fee, milestone payments, stock or other forms of equity, and the fair value of any services or other compensation received.

The following may be excluded from SUBLICENSING INCOME:

(i)           The reasonable cost of services to be performed thereafter by LICENSEE for or on behalf of the SUBLICENSEE, if, but only if those services are specifically described and the cost itemized and stated separately in the sublicense. Payments on the achievement of results shall be deemed to be milestone payments and are included in SUBLICENSING INCOME.

(ii)           Reimbursement of the amount paid for fees incurred by LICENSEE, such as patent costs, or fees paid to governmental agencies, which are incurred after the effective date of the sublicense and are actually paid to third parties by LICENSEE.

(iii)           Royalty payments to LICENSEE based on SUBLICENSEE's NET REVENUES, where royalties are provided and will be paid to JHU on SUBLICENSEE's NET REVENUES pursuant to this Agreement.

(iv)           The amount of any Milestone payment made to JHU under this Agreement as a result of activity of LICENSEE or SUBLICENSEE, which results in a Milestone payment by SUBLICENSEE to LICENSEE under the sublicense. The difference between the Milestone payment to be paid to JHU and the milestone payment paid to LICENSEE by SUBLICENSEE shall be considered SUBLICENSING INCOME. For clarification, if SUBLICENSEE makes a payment to LICENSEE as a Milestone, and LICENSEE is obligated to make a Milestone payment to JHU under this Agreement for that san1e Milestone, that Milestone payment amount paid to JHU shall be deducted from the Milestone amount paid under the sublicense, and the remainder shall be the SUBLICENSING INCOME.

(v)           The amount received for technology of third parties acquired by LICENSEE and included in the sublicense, if said amount is separately stated in the sublicense. If the sublicense includes the right or obligation of the SUBLICENSEE to purchase equity in LICENSEE at a cost greater than the then current fair market value of the equity, the difference between the fair market value and the amount paid shall be SUBLICENSING INCOME.

2.             GRANT

2.1             Grant. Subject to the terms and conditions of this Agreement, JHU grants LICENSEE an EXCLUSIVE LICENSE under the LICENSED PATENT(S) in the LICENSED FIELD(S) of USE to make, have made, use, import, offer to sell and sell LICENSED PRODUCTS and perform LICENSED SERVICES in the LICENSED TERRITORY. This Grant shall apply to the LICENSEE and any AFFILIATED COMPANY, except that any AFFILIATED COMPANY shall not have the right to sublicense to others without JHU approval. If any AFFILIATED COMPANY exercises rights under this Agreement, such AFFILIATED COMPANY shall be bound by all terms and conditions of this Agreement, including but not limited to indemnity and insurance provisions and royalty payments. In addition, LICENSEE shall remain fully liable to JHU for all acts and obligations of AFFILIATED COMPANY such that acts of the AFFILIATED COMPANY shall be considered acts of the LICENSEE.

 2.2              Retained Rights.

2.2.1            JHU retains the right, on behalf of itself, the INVENTORS and all other non-profit academic or research institutions to whom JHU extends rights, to practice a LICENSED PATENT and use INVENTIONS for any research or non-profit purpose, including, but not limited to sponsored research and collaborations with commercial entities, and assessment of patients at JHHS/JHU institutions. JHU also has the right to publish any information included in the INVENTION or a LICENSED PATENT.

2.2.2             Government Rights. This Agreement is subject to Title 35 Sections 200-204 of the United States Code as implemented in 37 CFR Part 401, as may be amended from time to time. Among other things, these provisions provide the United States Government with certain nonexclusive rights in a LICENSED PATENT if federal funds were used to develop the INVENTION. They also impose the obligation that LICENSED PRODUCTS sold or produced in the United States be "manufactured substantially in the United States. LICENSEE will ensure all required obligations of these provisions are met.

2.3              Specific Exclusions. JHU does not:

2.3.1              Commit to LICENSEE to bring suit against third parties for infringement, except as described in Article 9;

2.3.2             Agree to furnish to LICENSEE any technology or technological information other than the LICENSED PATENTS; or

2.3.3 Agree to provide LICENSEE with any know how, invention, data, results or other assistance in the future unless specifically and clearly identified in this Agreement.

2.4              Global Access for Essential Medicines. This Agreement is subject to the provisions of Exhibit D: GLOBAL ACCESS FOR ESSENTIAL MEDICINES.

3.             SUBLICENSING

3.1             Permitted Sublicensing. LICENSEE may grant sublicenses in the LICENSED FIELD of USE in the LICENSED TERRITORY.

3.2             LICENSEE shall be responsible to pay to JHU royalties due JHU on sales of LICENSED PRODUCTS or LICENSED SERVICES by a SUBLICENSEE, to the same extent as if LICENSEE made those sales directly, and whether or not SUBLICENSEE remits required royalty payments to LICENSEE.

3.3                        Required Sublicensing.

3.3.1           If LICENSEE is unable or unwilling to develop a potential LICENSED PRODUCT or to serve a market territory for which there is an organization willing to be a sublicensee, LICENSEE will, at JHU's request, negotiate in good faith a sublicense with any such potential sublicensee.

3.4                        Sublicense Requirements. Any sublicense:

(i)	is subject to this Agreement;

(ii)	will not permit a SUBLICENSEE to further sublicense;

(iii)	will, as a condition of validity, expressly include the provisions of Articles 7, 8, 10.3 and 12.2 for the benefit of JHU;

(iv)
will, if this Agreement is terminated, require the transfer to JHU of all obligations, including the payment of royalties specified in the sublicense, without setoff for debts or obligations of LICENSEE to SUBLICENSEE; and

(v)	will not be valid against JHU as to terms, conditions, obligations or limitations that are inconsistent with this Agreement and these sublicensing requirements.

3.5             Notice and Copy of sublicense. LICENSEE will notify JHU and within 30 days of execution will submit to JHU an unredacted copy of each sublicense, the terms of which will not be considered confidential as to JHU, but which terms JHU will treat as LICENSEE confidential information.

3.6              Sharing of SUBLICENSING INCOME. LICENSEE will share with and pay to JHU a portion of SUBLICENSING INCOME as stated on EXHIBIT A.

4.             DILIGENCE REPORTING AND DEVELOPMENT

4.1             Federal Funding. It is the requirement of federal law, and the obligation of JHU and LICENSEE that inventions created with federal funding be diligently developed into useful products and services.

4.2              Milestones. LICENSEE will diligently develop markets for and develop, manufacture, and sell LICENSED PRODUCTS and LICENSED SERVICES. In addition, LICENSEE will meet the milestones and target dates, if any, shown in EXHIBIT A, and notify JHU in writing within 30 days after each milestone is met.

4.3	Diligence Report.

4.3.1            By March 1 of each year, LICENSEE will submit a written annual report to JHU covering the preceding calendar year. The report will follow the Diligence Report Guidelines stated on EXHIBIT C and shall include information sufficient to enable JHU to satisfy reporting requirements of the U.S. Government and for JHU to ascertain progress by LICENSEE toward meeting this Agreements diligence requirements. Each report will describe, where relevant:

(i)
progress by LICENSEE, AFFILIATED COMPANIES or SUBLICENSEE(S) toward commercialization of LICENSED PRODUCTS or LICENSED SERVICES, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans (if any) for introduction of LICENSED PRODUCTS or LICENSED SERVICES, and significant corporate transactions involving LICENSED PRODUCTS or LICENSED SERVICES;

(ii)
notice of all FDA or other governmental filings and/or approvals regarding any LICENSED PRODUCTS or LICENSED SERVICE made or obtained by LICENSEE, AFFILIATED COMPANY or SUBLICENSEE, the patents or patent applications licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service;

(iii)	a Certificate of Insurance or other evidence of insurance, as required by this Agreement, or a statement of why such insurance is not currently required;

(iv)	identification of all AFFILIATED COMPANIES and SUBLICENSEE(S) which have exercised rights to the LICENSED PATENTS, or a statement that no AFFILIATED COMPANY or SUBLICENSEE has exercised such rights;

(v)	description of any diligence milestones achieved, and identification of any milestones expected to be achieved in the next year;

(vi)	description of any sublicense(s) entered during the year, with a copy of the sublicense if not previously provided.

(vii)	Notification of any change of control, name change or other significant change related to this Agreement or LICENSEE.

4.3.2          Reports may be submitted electronically to an email address provided on request by JHU.

4.4           Reasonable Commercial Efforts: LICENSEE shall exercise reasonable commercial efforts to develop and to introduce the LICENSED PRODUCTS and LICENSED SERVICES into the commercial market as soon as practicable, consistent with sounds and reasonable business practice and judgment; thereafter, until the expiration or termination of this Agreement, LICENSEE shall endeavor to keep LICENSED PRODUCTS and LICENSED SERVICES reasonably available to the public. LICENSED PRODUCTS and LICENSED SERVICES will be made available to the public and research community by LICENSEE. LICENSEE shall also exercise reasonable commercial efforts to develop LICENSED PRODUCT suitable for different medical indications, so that the PATENT RIGHTS can be commercialized as broadly and as rapidly as good scientific and business judgment deem possible.

5.            FEES, ROYALTIES AND OTHER PAYMENTS

5.1             License Fee. LICENSEE shall pay to JHU a non-creditable, nonrefundable license fee and any other payments as described in EXHIBIT A, within 30 days of the EFFECTIVE DATE, or at such time as stated on Exhibit A.

5.2             PATENT COSTS. Within 30 days of receipt of an invoice from JHU showing unreimbursed PATENT COSTS, LICENSEE will reimburse JHU the amount stated. EXHIBIT A may include unreimbursed PATENT COSTS, and if so, LICENSEE will reimburse JHU the amount stated in EXHIBIT A at such time or in such manner as stated in EXHIBIT A.

5.3           Minimum Annual Royalty.

5.3.1           LICENSEE will pay JHU a yearly Minimum Annual Royalty (MAR) as described in Exhibit A, which will be paid in advance on or before January 1 of each calendar year and which will apply to that calendar year.

5.3.2 Minimum Annual Royalty payments are nonrefundable. Earned royalty payments due on NET REVENUES occurring in the year to which the MAR pertains may be offset against the Minimum Annual Royalty paid for that year, but only for that year, without carry forward or back.

5.4 Milestone Payments: LICENSEE will pay JHU Milestone payments as stated on Exhibit A. Within 30 days of achieving a Milestone, LICENSEE will report the achievement to JHU, and pay to JHU the Milestone Payment required. Milestones achieved should be included in the Annual Report, even if previously reported.

5.5 Earned Royalty. LICENSEE will pay JHU earned royalties, as described on Exhibit A, which shall be paid quarterly unless a different payment schedule is specifically stated. LICENSEE may deduct from the earned royalty the amount of any Minimum Annual Royalty paid for the year in which the quarter occurs, until all of the MAR has been deducted from payments due for that year, after which any earned royalty in excess of the MAR shall be paid to JHU.

5.6             Duration of Royalty Payments. Royalties shall be paid as described herein for each LICENSED PRODUCT manufactured or produced and each LICENSED SERVICE performed for a minimum period of ten (10) years from date of FIRST COMMERCIAL SALE of that particular LICENSED PRODUCT or LICENSED SERVICE or the life of the last to expire patent included within the PATENT RIGHTS, whichever is last to occur. Products manufactured during the life of the PATENT RIGHTS shall carry the full royalty when sold. Royalties on products manufactured and sold within the minimum ten (10) year period, but after the last to expire Patent, shall be reduced by 50%.

5.7           Payment for all activities performed under this Agreement. If LICENSED PRODUCTS are made, used, imported, or offered for sale before the date this Agreement terminates, and those LICENSED PRODUCTS are sold after the termination date, LICENSEE will pay JHU the full earned royalty based on NET SALES REVENUES.

5.8           Obligation to Pay Royalties and other payments. Payments required herein must be paid on the dates or upon the conditions stated, notwithstanding any claims by either LICENSEE or third party challenging the validity of the PATENT RIGHTS. Payments once made are not refundable even if the PATENT RIGHTS are later determined to be invalid or not applicable to the particular product or service.

5.9           Currency. For Revenue in currencies other than U.S. Dollars, LICENSEE will calculate the royalty in U.S. Dollars quarterly, using the appropriate foreign exchange rate for the currency as quoted by United States Federal Reserve Bank, for the last business day of each calendar quarter, to apply to payments earned by activities during that quarter. LICENSEE will make royalty payments to JHU in U.S. Dollars.

5.10           Non-U.S. Taxes. If non-U.S. taxes are due on royalty or other payments, such taxes shall be deemed to be in addition to the payment, and LICENSEE will pay all non-U.S. taxes related to royalty and any other payments under this Agreement. These tax payments are not deductible from any payments due to JHU. JHU will cooperate with LICENSEE to receive a refund of such taxes to the extent available, and such refund shall be retained by LICENSEE.

5.11           No requirement of invoice. All payments are due on the due date without invoice or demand for payment by or from JHU.

5.12           Interest. Payments are considered due on the dates and at the times described in this agreement, and if not so stated, within 30 days of the date of the event requiring the payment. Payment is made when received by JHU. Payments not received within 30 days of the due date shall, beginning on the due date, bear interest at the rate of 6% per annum, whether or not JHU has made a demand for such payment or interest. Acceptance of late payments without interest will not act as a waiver of this provision.

5.13             Payments and Obligations. All payments and obligations which come due shall be and remain due, and the existence of a dispute shall not suspend any duties under this License Agreement.

5.14             Invoicing by JHU. JHU may submit all invoices for any payments due in electronic form via e-mail sent to the e-mail address supplied by LICENSEE from time-to-time. An invoice directed to the last email address provided by LICENSEE to JHU shall be deemed received by LICENSEE when sent by JHU.

5.15             Method of Payment.  All payments under this Agreement shall be made in U.S. Dollars by either check or wire transfer.

5.16             Payment Information. Payments shall be made as follows, or as further notified from time to time by JHU:

All check payments from LICENSEE to JHU shall be sent to: Executive Director

Johns Hopkins Technology Transfer
The Johns Hopkins University
100 N. Charles Street
5th Floor
Baltimore, MD 21201
Attn: [This Agreement# A21235]

For Wire payments:

Johns Hopkins University Central Lockbox
Bank of America
100 West 33rd Street
New York, NY 10001
Transit/Routing/ABA number: 026009593
Account number: XXXXXXXXX
Type of account: Depository
Reference: JHU Tech Transfer Agreement# A21235
Attn: Financial Manager

If needed for international wires:

SWIFT code: BOFAUS3N CHIPS ABA number: None

6.         ROYALTY REPORTS AND ACCOUNTING

6.1             Quarterly Earned Royalty Payment and Report. Beginning with the FIRST COMMERCIAL SALE of a LICENSED PRODUCT or LICENSED SERVICE, LICENSEE will thereafter submit to JHU a written report 30 days after the end of each calendar quarter (even if there are no sales during that quarter), along with payment of any earned royalty due. This report will be in the form of Exhibit Band will state the number, description, and aggregate Net Sales of LICENSED PRODUCTS and LICENSED SERVICES during the completed calendar quarter. Such reports must be filed and payments made during any claim against or challenge to the scope or validity of the PATENT RIGHTS.

6.2             No Refund. In the event that a validity or non-infringement challenge of a LICENSED PATENT is successful, LICENSEE will have no right to recoup any royalties paid before or during the challenge period.

6.3             Termination or Expiration Report. LICENSEE will pay to JHU all applicable royalties and submit to JHU a written report within 90 days after the license expires or terminates. LICENSEE will continue to submit earned royalty payments and reports to JHU after the license terminates, until all LICENSED PRODUCTS made or imported under the license have been sold, and thereafter until the time for paying earned royalties has expired.

6.4             Accounting. LICENSEE will maintain records showing manufacture, importation, sale, and use of LICENSED PRODUCTS or performance of LICENSED SERVICES and the revenue received for seven (7) years from the date of sale of that LICENSED PRODUCT or LICENSED SERVICE. Records will include general-ledger records showing cash receipts and expenses, and records that include: production records, customers, invoices, serial numbers, and related information in sufficient detail to enable JHU to determine the royalties payable under this Agreement.

6.5             Audit by JHU. LICENSEE will allow JHU or its designee to examine LICENSEE's records at reasonable times and frequency at JHU's expense, to verify payments made by LICENSEE under this Agreement.  If the audit reveals an under reporting of earned royalties due JHU of 5% or more for the period being audited, LICENSEE will pay the additional royalties due, and reimburse JHU the reasonable audit costs incurred.

6.6              Self-audit. LICENSEE will conduct an independent audit of sales and royalties at least once every two (2) years if annual sales of LICENSED PRODUCT are over $10,000,000. The audit will address, at a minimum, the amount of gross sales by or on behalf of LICENSEE during the audit period, the amount of funds owed to JHU under this Agreement, and whether the amount owed has been paid to JHU and is reflected in the records of the LICENSEE. LICENSEE will submit the auditor's report promptly to JHU upon completion. LICENSEE will pay for the entire cost of the audit.

7          WARRANTIES, EXCLUSIONS AND NEGATION

7.1             JHU Warranty. JHU warrants and represents that the Inventors listed have provided an invention disclosure to the JHU Office of Technology Transfer (JHTT), that the Inventors have assigned such rights as they have in the INVENTIONS to JHU, and that JHU, as assignee of the INVENTIONS, has filed the patent applications referred to in this Agreement. To the best of JHU's knowledge, information and belief, the LICENSED PATENT(S) accurately list the inventors of that Patent and JHU has received no claims of a third party to rights in the Patents other than as may be specifically stated in this Agreement JHU does not warrant against presently unknown claims of third parties that may arise after this Agreement.

7.2             Negation of Warranties. JHU provides LICENSEE the rights granted in this Agreement AS IS and WITH ALL FAULTS. JHU makes no other representations and extends no warranties of any kind, either expresses or implied. Among other things, JHU disclaims any express or implied WARRANTY OF MERCHANTABILITY, or FITNESS FOR A PARTICULAR PURPOSE.

7.3           No Representation of LICENSED PATENT. LICENSEE also acknowledges that JHU does not represent or warrant:

(i)          the validity or scope of any LICENSED PATENT, or

(ii)          that the exploitation of LICENSED PATENT will be successful, or

(iii)          that there are no third party claims or prior filed patents that would affect ownership of the LICENSED PATENTS or freedom to operate.

7.4             No other Promises or Warranties. Other than the obligations specifically stated in this Agreement, JHU makes no promises, express or implied, regarding the LICENSED PATENTS. LICENSEE agrees that no representation or staten1ent by any JHU employee shall be deemed to be a statement or representation by JHU, and that LICENSEE was not induced to enter this Agreement based upon any statement or representation of JHU, or any employee of JHU. JHU is not responsible for any publications, experiments or results reported by any JHU employee, now or in the future, including any of the INVENTORS and it is the sole responsibility of LICENSEE to evaluate the LICENSED PATENTS and the accuracy of any data or results.

8.             INDEMNITY AND INSURANCE

8.1           Application. LICENSEE shall have exclusive control over the LICENSED PRODUCTS and LICENSED SERVICES provided by LICENSEE, and the risks and costs associated therewith. Therefore, LICENSEE will protect JHU INDEMNITEES from exposure to damages which arise from the actions of LICENSEE.

8.2           Indemnification. LICENSEE, AFFILIATED COMPANY and/or SUBLICENSEE agree that each shall be responsible for injuries or losses to third parties arising from or related to their own acts or omissions, or caused by or arising from LICENSED PRODUCTS or LICENSED SERVICES, or allegedly arising as a consequence of the exercise by LICENSEE, AFFILIATED COMPANY or SUBLICENSEE of any rights granted in this Agreement. To that end, LICENSEE, AFFILIATED COMPANY and SUBLICENSEE shall protect JHU INDEMNITEES from any claims arising therefrom, including defending any action brought against JHU INDEMNITEES, with counsel reasonably acceptable to JHU, and indemnifying JHU INDEMNITEES as against any judgments, fees, expenses, or other costs arising from or incidental to any such lawsuit, claim, demand or other action, whether or not any JHU INDEMNITEE, is named as a party defendant in any such lawsuit and whether or not the JHU INDEMNITEES are alleged to be negligent or otherwise responsible for any injuries to persons or property. Exercise of the rights granted in this Agreement, by an AFFILIATED COMPANY or an agent or a SUBLICENSEE or a third party on behalf of or for the account of LICENSEE, shall be considered LICENSEE's practice of said inventions for purposes of this Paragraph.

8.3           Exclusions.

8.3.1           No indemnification will be provided for claims arising from the practice by a JHU INDEMNITEE of the PATENT RIGHTS, or exercise of rights retained by JHU under this Agreement.

8.3.2           No indemnification will be provided for a claim against a JHU INDEMNITEE for injuries allegedly caused solely and directly by negligent use or administration by a JHU INDEMNITEE of a LICENSED PRODUCT or LICENSED SERVICE, but any products liability or similar claim based upon a LICENSED PRODUCT or LICENSED SERVICE, made by or provided by LICENSEE or any AFFILIATED COMPANY or SUBLICENSEE will be covered by this indemnification requirement.

8.4           Survival after termination. The obligation of LICENSEE to defend and indemnify as set out in this Paragraph shall survive the termination of this Agreement, shall continue even after assignment of rights and responsibilities to an affiliate or SUBLICENSEE, and shall not be limited by any other limitation of liability elsewhere in this Agreement.

8.5           Rights and obligations of JHU. JHU shall provide LICENSEE with prompt notice of any claims covered by LICENSEE's obligation to indemnify, and will provide reasonable cooperation to LICENSEE in LICENSEE's investigation and defense of such claims. JHU shall have the right to participate in such defense with counsel of its choice and at JHU's own expense. JHU shall have the right to approve the settlement of any claim hereunder that imposes any liability or obligation on JHU, or affects the PATENT RIGHTS, other than the payment of money damages paid by the LICENSEE.

8.6             Insurance. Prior to initial human testing or FIRST COMMERCIAL SALE of any LICENSED PRODUCT or LICENSED SERVICE, LICENSEE will establish and maintain Comprehensive General Liability Insurance, including Product Liability Insurance, with a reputable and financially secure insurance carrier acceptable to JHU to cover any liability of LICENSEE and JHU to third parties related to any LICENSED PRODUCT or LICENSED SERVICE, or otherwise arising from the activities of LICENSEE, any AFFILIATED COMPANY or SUBLICENSEE. The LICENSEE or the acquired insurance will provide minimum limits of liability of$10,000,000 per claim and will include all JHU INDEMNITEES as additional insureds. LICENSEE will furnish a Certificate of Insurance or other evidence of compliance upon reasonable request. All insurance of LICENSEE will be primary coverage; other insurance of JHU and JHU INDEMNITEES will be excess and noncontributory.

9.             PATENT PROSECUTION, MAINTENANCE & INFRINGEMENT

9.1           Prosecution & Maintenance.

9.1.1           Filing and Prosecution. JHU, at LICENSEE's expense, shall file, prosecute and maintain all patents and patent applications specified under PATENT RIGHTS. Title to all such patents and patent applications shall reside in JHU. JHU shall have final decision authority over all patent matter. JHU shall (a) request its patent counsel to timely copy LICENSEE on all official actions and written correspondence with any patent office, and (b) allow LICENSEE an opportunity to comment and advise JHU.

9.1.2             Responsibility of LICENSEE. LICENSEE shall be responsible for assuring that PATENT RIGHTS desired by LICENSEE are protected to the extent and in the areas desired by LICENSEE, including assuring timely review of patents drafted or filed, timely filing as necessary and payment of required costs.

9.1.3             Election not to file in certain jurisdictions. By concurrent written notification to JHU and its patent counsel at least thirty (30) days in advance (or later at JHU's discretion) of any filing or response deadline, or fee due date, LICENSEE may elect not to have a patent application filed in any particular country or not to pay expenses associated with prosecuting or maintaining any patent application or patent, provided that LICENSEE pays for all costs incurred up to JHU's receipt of such notification. Failure to provide such notification will be considered by JHU to be LICENSEE's authorization to proceed at LICENSEE's expense. Upon such notification, JHU may file, prosecute, and/or maintain such patent applications or patent at its own expense and for its own benefit, and any rights or license granted hereunder held by LICENSEE, AFFILIATED COMPANIES or SUBLICENSEE(S) relating to the PATENT RIGHTS which comprise the subject of such patent applications or patent and/or apply to the particular country, shall terminate, and thereafter reside solely in JHU.

9.2             Notification of Infringement by third party. Each party will notify the other promptly in writing when any infringement by another is uncovered or suspected.

9.3             Suit for Infringement.

9.3.1           LICENSEE shall have the first right to enforce the PATENT RIGHTS against any infringement or alleged infringement thereof, and shall at all times keep JHU informed as to the status thereof. This right to sue for infringement shall not be used in an arbitrary or capricious manner. Before LICENSEE commences an action with respect to any infringement of such patents, LICENSEE shall give careful consideration to the views of JHU and to potential effects on the public interest in making its decision whether or not to sue. Thereafter, LICENSEE may, at its own expense, institute suit against any such infringer or alleged infringer and control and defend such suit in a manner consistent with the terms and provisions hereof.

9.3.2           No settlement, consent judgment or other voluntary final disposition of the suit may be concluded without the prior written consent of JHU, which consent shall not be unreasonably withheld. JHU shall reasonably cooperate in any such litigation at LICENSEE's expense.

9.3.3           If LICENSEE elects not to enforce any patent within the PATENT RIGHTS, it shall so notify JHU promptly in writing and JHU may, in its sole judgment and at its own expense, take steps to enforce any patent and control, settle, and defend such suit in a manner consistent with the terms and provisions hereof, and recover, for its own account, any damages, awards or settlements resulting therefrom.

9.4             Patent Invalidity Suit. LICENSEE shall defend at LICENSEE's expense a declaratory judgment or other action brought by a third party naming LICENSEE or JHU as a defendant and alleging invalidity of any of the PATENT RIGHTS. JHU shall reasonably cooperate in any such defense at LICENSEE'S expense. JHU in its discretion may elect to take over the sole defense of the action at its own expense, in which case LICENSEE shall cooperate fully with JHU in connection with any such action.

9.5             Recovery. LICENSEE shall pay to JHU fifteen percent (15%) of any monetary award, settlement or recovery, net of all reasonable atton1eys' fees and out-of-pocket costs and expenses paid to third parties by LICENSEE in connection with each suit or settlement. If the cost and expenses exceed the recovery no additional amount shall be paid to JHU.

10.             HANDLING AND RESOLUTION OF DISPUTES.

10.1             Governing Law. This Agreement shall be construed, and legal relations between the parties hereto shall be determined, in accordance with the laws of the State of Maryland applicable to contracts executed and wholly to be performed within the State of Maryland without giving effect to the principles of conflicts of laws. Any disputes between the parties to the Agreement including the applicability or validity of any PATENT RIGHTS, shall be brought in the state or federal courts located in Baltimore, Maryland. Both parties agree to waive their right to a jury trial and to consent to jurisdiction in such courts.

10.2             Resolution.   The parties shall attempt to resolve all disputes through informal means. This may include mediation, arbitration, or any other procedures upon which the parties agree. Each party agrees that, prior to resorting to litigation, it will confer with the other party to determine whether other procedures that are less expensive or less time consuming can be adopted to resolve the dispute.

10.3             Challenges to PATENT RIGHTS, Scope and Applicability - requirements during and after challenge of PATENT RIGHTS by LICENSEE. These terms shall be included in any sublicense and pertain also to actions by a SUBLICENSEE. If LICENSEE, AFFILIATED COMPANY or SUBLICENSEE brings an action against JHU challenging the validity or scope of the PATENT RIGHTS, or applicability of the PATENT RIGHTS to a LICENSED PRODUCT or LICENSED SERVICE the following shall apply:

10.3.1           Actions by a SUBLICENSEE shall be attributed to LICENSEE unless LICENSEE demonstrates that the action was taken independent of any influence by LICENSEE, and LICENSEE fully cooperates in defending the action, including affirming the validity of the PATENT RIGHTS challenged.

10.3.2 If such action determines that at least one claim of a patent challenged by LICENSEE, AFFILIATED COMPANY or SUBLICENSEE is valid and, if applicable, but for this Agreement, infringed by a LICENSED PRODUCT or LICENSED SERVICE, the party challenging will thereafter, except as to , pay twice the payment amount which would otherwise be required to be paid under this Agreement or sublicense. For clarity, this shall apply to MAR's, Milestones, Sublicensing fees, royalty rates and other payments, except incurred which will be paid as otherwise agreed.

10.3.3           If such action determines that at least one claim of a patent challenged by LICENSEE, AFFILIATED COMPANY or SUBLICENSEE is valid and, if applicable, but for this Agreement, infringed by a LICENSED PRODUCT or LICENSED SERVICE, the LICENSEE, AFFILIATED COMPANY or SUBLICENSEE challenging will pay all reasonable attorneys' fees and litigation costs, including expert witness fees and exhibit preparation costs incurred by JHU in defending the challenge.

10.3.4           During the course of such challenge, all payments otherwise required by this Agreement shall be paid as and when due, to the same extent as if there were no challenge to the PATENT RIGHTS, and LICENSEE, AFFILIATED COMPANY or SUBLICENSEE will have no right to recoup any payments, including royalties, which become due before or during the challenge.

10.3.5           LICENSEE, AFFILIATED COMPANY or SUBLICENSEE shall not pay royalties into any escrow or other similar account, but shall make all payments to JHU as due and when due, unless LICENSEE or SUBLICENSEE has prior to the payment becoming due, voluntarily and completely terminated this Agreement. Timely and complete payment and full compliance by LICENSEE, AFFILIATED COMPANY and SUBLICENSEE with all terms of this Agreement shall be a condition precedent to bringing and maintaining the legal action challenging the PATENT RIGHTS.

10.3.6 No less than three months prior to bringing an action seeking to invalidate or limit a LICENSED PATENT, LICENSEE, AFFILIATED COMPANY or SUBLICENSEE will provide written notice of the expected challenge to JHU which shall include a clear statement of the factual and legal basis for the challenge, and an identification of all prior art and other matter believed to invalidate any claim of the LICENSED PATENT or which supports the claim that the LICENSED PATENT does not apply to the LICENSED PRODUCT or LICENSED SERVICE.

11.             TERM AND TERMINATION

11.1 Term. The term of this Agreement shall commence on the EFFECTIVE DATE and shall continue, in each country, until the date of expiration of the last to expire patent included within PATENT RIGHTS in that country or if no patents issue then for a term of twenty (20) years from the EFFECTIVE DATE of this Agreement.

11.2 Termination by LICENSEE. LICENSEE may terminate this Agreement by giving JHU written notice at least 90 days in advance of the proposed effective date of termination selected by LICENSEE. LICENSEE shall pay all sums due under this Agreement, including Minimum Annual Royalties, earned royalties, milestone payments or PATENT COSTS which are incurred or are or become due prior to the effective date of termination. In addition, LICENSEE shall also be obligated to pay any PATENT COSTS which are required to be incurred to preserve the patent prior to the effective date of termination, and any other costs which JHU has incurred or will incur prior to the termination date which under this Agreement are required to be reimbursed by LICENSEE. Termination is not effective and payments shall continue to accrue and become due until all amounts due to JHU shall have been paid.

11.3           Termination by JHU.

11.3.1           JHU may terminate this Agreement if LICENSEE:

(i)           is delinquent on any report, payment or other obligation;

(ii)           is not diligently developing and commercializing LICENSED PRODUCT;

(iii)           misses a milestone that has a required date for completion described in Exhibit A;

(iv)           is in breach of any provision of this agreement or of any related agreement including a related sponsored research agreement; (v) provides any false report; or

(vi)           voluntarily or involuntarily enters bankruptcy or receivership proceedings.

11.3.2           Termination under this Section will take effect 30 days after written notice by JHU unless LICENSEE cures the default within that 30-day period.  If LICENSEE has had no prior defaults, and LICENSEE is diligently and in good faith attempting to cure the default, LICENSEE may request, and JHU shall grant an additional 60 days to cure the default.

11.3.3           Failure to meet a required diligence milestone. If this agreement provides for diligence milestones which must be accomplished by specified dates or within specified periods of time, LICENSEE may cure any default for failure to meet a required diligence milestone in accordance with this subsection.

(i)           LICENSEE must be diligently pursuing the milestone;

(ii)           LICENSEE can cure such default, by paying one half the milestone payment amount (or if there is no payment associated with the milestone, then twice the MAR applicable for the year in which the milestone occurs or $10,000 whichever is greater) within the 30-day cure period, which will automatically extend the milestone date (and the full amount of the original milestone payment) for an additional six (6) months.

(iii) Such a cure may be made no more than twice as to any one milestone.

12.             MISCELLANEOUS PROVISIONS

12.1           MARKING. LICENSEE will mark LICENSED PRODUCT with the words "Patent Pending" before any LICENSED PATENT issues, and thereafter LICENSEE will mark LICENSED PRODUCT with the number of any issued LICENSED PATENT which applies.

12.2 Use of Name. LICENSEE, AFFILIATED COMPANIES and SUBLICENSEE(S) shall not use the name of The Johns Hopkins University or The Johns Hopkins Health System or any of its constituent parts, such as the Johns Hopkins Hospital or any contraction thereof or the name of INVENTORS in any advertising, promotional, sales literature or fundraising documents without prior written consent from an authorized representative of JHU. LICENSEE, AFFILIATED COMPANIES and SUBLICENSEE(S) shall allow at least seven (7) business days notice of any proposed public disclosure for JHU's review and comment or to provide written consent. Such request shall be made through JHTT. LICENSEE may cite INVENTORS' publications on its website or in discussions with potential investors or corporate partners. Notwithstanding the foregoing, LICENSEE may use the following statement on LICENSEE's website: “Signpath Pharma has in-licensed the following technology, invented by Dr. Anirban Maitra and others, from The Johns Hopkins University: Smart Polymeric Nanoparticles which Overcome Multidrug Resistance to Cancer Chemotherapeutics and Treatment-Related Systemic Toxicity.”

12.3           No Partnership. Nothing in this Agreement shall be construed to create any agency, employment, partnership, joint venture or similar relationship between the parties other than that of a licensor/licensee. Neither party shall have any right or authority whatsoever to incur any liability or obligation (express or implied) or otherwise act in any manner in the name or on the behalf of the other, or to make any promise, warranty or representation binding on the other.

12.4           Notice of Claim. Each party shall give the other or its representative immediate notice of any suit or action filed, or prompt notice of any claim made, against them arising out of the performance of this Agreement or arising out of the practice of the INVENTIONS licensed hereunder.

12.5           ASSIGNMENT

12.5.1           Permitted Assignment by LICENSEE. Subject to Section 12.5, LICENSEE may assign this Agreement as part of a sale or merger, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, if the sale or merger is of LICENSEE's entire business.

12.5.2 Any Other Assignment by LICENSEE. Any other attempt to assign this Agreement by LICENSEE is null and void in the absence of JHU's written permission.

12.5.3 Conditions of Assignment. Prior to any assignment, the following conditions must be met:

(i)           LICENSEE must give JHU 30 days prior written notice of the assignment, including the new assignee's contact information; and

(ii) the new assignee must agree in writing to JHU to be bound by this Agreement.

12.5.4           Assignment Payment to JHU. Where the assignment is the result of complete sale or merger of LICENSEE, then LICENSEE (or its assignee) shall pay to JHU an assignment fee equal to the greater of:

(i)           twice the MAR applicable to the year when the assignment will be completed, or

(ii)           the initial License Fee paid for this Agreement; or

(iii)           $10,000.

For all other assignments, the assignment shall be treated in the same manner as a sublicense, such that assignment income shall be treated as SUBLICENSING INCOME.

12.5.5           After the Assignment. Upon a permitted complete assignment of this Agreement, LICENSEE will be released from further obligations under this Agreement, except for those sections that survive termination, and the term “LICENSEE” in this Agreement will thereafter mean the assignee.

12.6             Notice.               Except for those communications which specifically under this Agreement may be sent via e-mail or other electronic communication (such as notification of PATENT COSTS incurred and due, and other routine communications), all notices, requests or communication required or permitted to be given by either party hereunder shall be given by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other party at its respective address set forth below or to such other address as one party shall give notice of to the other from time to time hereunder. Notices shall be deemed effective when received.

If to LICENSEE:                                       Attn: Lawrence Helson
 1375 California Road
 Quakertown, PA 18951

If to JHU:                                                   Executive Director
Johns Hopkins Technology Transfer
100 N. Charles Street, 5th Floor
Baltimore, MD 21201
Agreement No. A21235

Communications requiring a prompt response should also be sent via email to Wesley D. Blakeslee,
wdb@jhu.edu

12.7           Compliance with All Laws. In all activities undertaken pursuant to this Agreement, both JHU and LICENSEE covenant and agree that each will in all material respects comply with such Federal, state and local laws and statutes, as may be in effect at the time of performance and all valid rules, regulations and orders thereof regulating such activities.

12.8           Successors and Assigns. Other than as specifically stated herein, neither this Agreement nor any of the rights or obligations created herein, except for the right to receive any remuneration hereunder, may be assigned by either party, in whole or in part, without the prior written consent of the other party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the parties hereto.

12.9           No Waivers; Severability. No waiver of any breach of this Agreement shall constitute a waiver of any other breach of the same or other provision of this Agreement, and no waiver shall be effective unless made in writing and signed by the party waiving. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted here from without affecting any other provision of this Agreement. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held by any governmental agency or court of competent jurisdiction to be void, illegal and unenforceable, the parties shall negotiate in good faith for a substitute term or provision which carries out the original intent of the parties.

12.10           Entire Agreement; Amendment. LICENSEE and JHU acknowledge that they have read this entire Agreement and that this Agreement, including the attached Exhibits constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which communications are merged herein. It is expressly understood and agreed that: (i) there being no expectations to the contrary between the parties hereto, no usage of trade, verbal agreement or another regular practice or method dealing within any industry or between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement; and (ii) this Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

12.11           Binding Agreement. Exchange of this Agreement in draft or final form between the parties shall not be considered a binding offer, and this Agreement shall not be deemed final or binding on either party until the final Agreement has been signed by both parties.

12.12           Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party hereto, shall impair any such right, power or remedy to such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

12.13           Survival. All representations, warranties, covenants and agreements made herein and which by their express terms or by implication are to be performed or continue to apply after the execution and/or termination hereof, or are prospective in nature, shall survive such execution and/or termination, as the case may be.  In addition, the following shall explicitly and specifically survive any termination or expiration:

(i)           LICENSEE's obligation to make payments to JHU, accrued or accruable during the License, including earned royalties, sublicensing payments, reimbursement of PATENT COSTS, late payments and interest;

(ii)           any claim of LICENSEE or JHU, accrued or to accrue, because of any breach or default by the other party; and

(iii)           the provisions of Articles 7 and 8.

12.14 No Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

12.15 Headings. Article headings are for convenient reference and not a part of this Agreement. All Exhibits are incorporated herein by this reference.

12.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which when taken together shall be deemed but one instrument.

IN WITNESS WHEREOF, this Agreement shall take effect as of the EFFECTIVE DATE when it has been executed below by the duly authorized representatives of the parties.

THE JOHN HOPKINS UNIVERSITY /s/Wesley D. Blakeslee, J.D. Executive Director John Hopkins Technology Transfer June 7, 2013 Date:	SignPath Pharma /s/ Lawrence Helsonj Name: Title: CEO and President June 5, 2013 Date:

EXHIBIT A LICENSE DEAL SHEET PATENTS, FEES, ROYALTIES, SUBLICENSING PAYMENTS AND OTHER TERMS SPECIFIC TO THE LICENSE

1.                Patents, Inventions and Inventors:

Patents: U.S. Provisional Patent Application 61/421,709 and International Patent
Application PCT/US2011/063870.
Invention: “A composite polymeric nanoparticle for overcoming multidrug resistance to cancer chemotherapeutics and treatment-related systemic toxicity”. JHU Ref# C11349.
Inventors: Anirban Maitra and Dipankar Pramanik

2.                Unreimbursed Patent Costs: $110.00

3.                 Licensed Field of Use: Use of the licensed polymeric formulation incorporating curcumin and chemotherapeutic agents for treating cancer.

4.                License Fee: The license fee due under Paragraph 5.1 is:
Ten thousand dollars ($10,000) within thirty (30) days of the EFFECTIVE DATE; and Fifteen thousand dollars ($15,000) within twelve (12) months of the EFFECTIVE DATE.

5.                LICENSED TERRITORY: Worldwide

6.                 Minimum Annual Royalties: The minimum annual royalties pursuant to the Agreement are:

1st year:                                  None.

2nd year:                                  None.

3rd year:                                  Ten thousand dollars ($10,000).

4th year:                                  Twenty thousand dollars ($20,000).

5th year onwards:                                             Thirty thousand dollars ($30,000).

7.                 Royalties: The earned royalty rate payable under Paragraph 5.5 is Three Percent (3°/o).

8.            Milestone payments:
The following milestones payments shall be made when achieved in accordance with Paragraph 4.2 of this Agreement,

   1.             Dosing of first patient with LICENSED PRODUCT in Phase I at a site other than JHU$25,000
   2.             Dosing of first patient with LICENSED PRODUCT in Phase II at a site other than JHU$50,000
   3.             Dosing of first patient with LICENSED PRODUCT in Phase III at a site other than JHU$75,000

    4. Upon first regulatory approval of LICENSED PRODUCT OR LICENSED SERVICE$150,000
                    Provided that if no LICENSED PATENT has issued at the time this milestone is achieved, the amount of the milestone shall be reduced to     $100,000

    5.   Receipt of notice of allowance for a LICENSED PATENT                                                                                                           $25,000

9                 Sharing of SUBLICENSING INCOME.

9.1    Twenty Five percent (25%) if the sublicense is executed before the third anniversary of the effective date of this Agreement; and

9.2    Fifteen percent (15%) if the sublicense is executed on or after the third anniversary of the effective date of this Agreement.

9.3   Multiple technologies included in sublicense. Where multiple technologies or licenses are included on one sublicense, where the amount attributed to each is not specifically stated in the sublicense, the amount attributable to each shall be deemed to apply equally to each technology or license that is included in the sublicense. Where reasonable to do so, LICENSEE may request another application of the SUBLICENSING INCOME, by providing a written request and analysis to JHTT of the basis for LICENSEE's request, but in no circumstance shall less than 10% of the SUBLICENSING INCOME be applied to the LICENSED PATENTS licensed by this Agreement.

EXHIBIT B QUARTERLY SALES & ROYALTY REPORT FOR LICENSE AGREEMENT BETWEEN AND THE JOHNS HOPKINS UNIVERSITY DATED

JHU Reference Number(s) _____,____
PERIOD: From ------	To ------
TOTAL ROYALTIES DUE FOR THIS PERIOD$-----

PROD- UCT ID	PRODUCT NAME	*JHU REFERE NCE	1st COMMERC IALSALE DATE	TOTAL NET SALES/ SERVICES	ROYALTY RATE	AMOUNT DUE

*Please provide the JHU Reference Number or Patent Reference

This report format is to be used to report quarterly royalty statements to JHU. It should be placed on LICENSEE letterhead and accompany any royalty payments due for the reporting period. After the first sale on which royalties accrue, his report shall be submitted even if no sales are reported.

EXHIBITC

DILIGENCE AND ANNUAL REPORT GUIDELINES
FOR LICENSE AGREEMENT BETWEEN

AND
THE JOHNS HOPKINS UNIVERSITY
DATED ----------------------
JHU Reference Number(s)

PERIOD:                    From ------                                          To ------

A.Progress by LICENSEE, AFFILIATED COMPANIES or SUBLICENSEE(S) toward commercialization of LICENSED PRODUCTS or LICENSED SERVICES, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, market plans (if any) for introduction of LICENSED PRODUCTS or LICENSED SERVICES, and significant corporate transactions involving LICENSED PRODUCTS or LICENSED SERVICES:

B.           Notice of all FDA or other governmental filings and/or approvals regarding any LICENSED PRODUCT or LICENSED SERVICE made or obtained by LICENSEE, AFFILIATED COMPANY or SUBLICENSEE, the patents or patent applications licensed under this Agreement upon which such product or service is based, and the commercial name of such product or service:

C.A Certificate of Insurance or other evidence of insurance is required and is attached.
is not required. Reason:                                                                                                                             _

D.           AFFILIATED COMPANIES and SUBLICENSEES which have exercised rights to the LICENSED PATENTS:
----NONE
---- List attached with description of rights exercised.

E.           Diligence and other milestones achieved:
F.           Diligence and other milestones expected to be achieved this year:
G.           Sublicense(s) entered during the year:
---NONE

Identification of SUBLICENSEE{S) (copy of the sublicense attached, if not previously provided):

H.           Change of control, name change or other significant change related to this Agreement or LICENSEE:
----NONE Details:

EXHIBIT D.
GLOBAL ACCESS FOR ESSENTIAL MEDICINES

The following terms, conditions, rights and duties shall be deemed to be a part of the License Agreement and shall be included therein, and shall be in addition to any terms in the Agreement.

1         DEFINITIONS

1.1          GAVI COUNTRY shall mean any country listed as eligible to receive support from the GAVI Alliance (formerly known as the Global Alliance for Vaccines and Immunisation), as such list may be updated from to time by the GAVI Alliance.

1.2           HUMANITARIAN PURPOSES shall mean practice of PATENT RIGHTS in the prevention or treatment of disease in humans by or on behalf of any Qualified Humanitarian Organization (including, for clarity, practice of PATENT RIGHTS by contractors, manufactures or distributors acting for or on behalf of such Qualified Humanitarian Organizations on a fee-for service, fee-for-product or charitable basis):
(a) to manufacture LICENSED PRODUCTS anywhere in the world for the sole and express purposes of distribution and use of such LICENSED PRODUCTS in one or more GAVI Countries, and (b) to sell or otherwise distribute LICENSED PRODUCTS for use solely in one or more GAVI Countries; provided, however, that sales and distribution of LICENSED PRODUCTS shall not be deemed made for Humanitarian Purposes unless products are distributed at locallyaffordable prices.

1.3         NON-GAVI COUNTRY shall mean any country that is not a GAVI Country.

1.4         QUALIFIED HUMANITARIAN ORGANIZATION shall mean any governmental agency, non-governmental agency or other not-for-profit organization that has as one of its bona fide missions to address the public health needs of underserved populations on a not-for profit basis. For clarity, Qualified Humanitarian Organizations do not include non-governmental agencies and non-for-profit organizations that are formed or established for the benefit of any for profit entity.

2.         Retained Rights

2.1.1             HUMANITARIAN PURPOSES. JHU retains the right to license the INVENTION, including LICENSED PATENT(S), to a QUALIFIED HUMANITARIAN ORGANIZATION for HUMANITARIAN PURPOSES, provided that any such license shall be non-exclusive, and shall expressly prohibit the distribution or use of any LICENSED PRODUCT or LICENSED SERVICE in any NON-GAVI country. Prior to entering such license, JHU will notify LICENSEE, who shall have the first right to negotiate a license direct to the organization.

  3.          Sublicensing

3.1            The Parties will cooperate such that essential medicines which may be developed under this License can be made available in economically disadvantaged nations. JHU agrees to consider reasonable requests of LICENSEE for a commensurate reduction of royalty and sublicensing fees in circumstances where LICENSEE demonstrates to the satisfaction of JHU that LICENSED PRODUCTS are or will be made available in such nations at reduced cost. LICENSEE agrees to apply the principles of subsection 3.3.1 of the License Agreement upon request of JHU or a potential sublicensee willing to serve such a market or territory.